Exhibit 10.1

Execution Version

PENN VIRGINIA ESCROW LLC

TO BE MERGED WITH AND INTO

PENN VIRGINIA HOLDINGS, LLC

$400,000,000

9.250% Senior Notes due 2026

Purchase Agreement

July 27, 2021

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

As Representative of the Initial Purchasers

Ladies and Gentlemen:

Penn Virginia Escrow LLC, a Delaware limited liability company, a newly formed, direct, wholly-owned subsidiary of the Company (the “Escrow Issuer”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representative”) are acting as representative, $400,000,000 principal amount of its 9.250% Senior Notes due 2026 (the “Notes”).

The Securities (as defined below) are to be issued under an indenture (the “Initial Indenture”), to be dated as of August 10, 2021, between the Escrow Issuer and Citibank, N.A., as trustee (the “Trustee”). On the Effective Date (as defined below), (i) Penn Virginia Holdings, LLC, a limited liability company organized under the laws of Delaware (the “Company”) and an indirect, wholly owned subsidiary of Penn Virginia Corporation, a Virginia corporation (the “Parent”), will merge with the Escrow Issuer, with the Company surviving and assuming the obligations of the Escrow Issuer under the Initial Indenture, (ii) the Company, the Guarantors (as defined below) and the Trustee will enter into a supplemental indenture (the “Supplemental Indenture”) pursuant to which the Guarantors will fully and unconditionally guarantee obligations under the Notes and the Indenture and (iii) the Company will succeed to the Escrow Issuer’s obligations under the Notes and the Initial Indenture by operation of law. To the extent there are no additional parties listed on Schedule I other than you, the term “Representative” as used herein shall mean you as the Initial Purchasers, and the terms “Representative” and “Initial Purchasers” shall mean either the singular or plural as the context requires. The use of the neuter in this purchase agreement (this “Agreement”) shall include the feminine and masculine wherever appropriate.

For the purposes of this Agreement, the term (a) “Indenture” shall mean (i) the Initial Indenture, prior to the Effective Date, and (ii) the Initial Indenture, as supplemented by the Supplemental Indenture, from and after the Effective Date; (b) “Company Guarantors” shall mean each of the guarantor entities identified on Schedule IV hereto; (c) “Lonestar Guarantors” shall mean each of Lonestar Resources US Inc., a Delaware corporation (“Lonestar”), and its subsidiaries required to become guarantors of the Notes in accordance with the provisions of the Indenture upon the consummation of the Acquisition (as defined below); and (d) “Guarantors” shall mean all of the Company Guarantors and the Lonestar Guarantors.

The Notes will be fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantees” and, together with the Notes, the “Securities”) as to the payment of principal and interest jointly and severally by the Guarantors as of and from the Effective Date. The Escrow Issuer, the Company and the Guarantors are herein collectively referred to as the “Penn Virginia Parties.”

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) in reliance upon exemptions from the registration requirements of the Securities Act.

Pursuant to the agreement and plan of merger (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) dated as of July 10, 2021, as may be amended from time to time, by and between Parent and Lonestar, Upsilon Merger Sub Inc., a wholly owned, direct subsidiary of the Company, will merge with and into Lonestar, with Lonestar continuing as the surviving corporation, which merger will immediately be followed by the merger of Lonestar with and into Penn Virginia Merger Sub LLC, a wholly owned, direct subsidiary of Holdings, with Penn Virginia Merger Sub LLC continuing as the surviving entity (the “Acquisition”).

Subject to the last sentence of this paragraph, on the Closing Date (as defined below), the Escrow Issuer will enter into an escrow agreement, dated as of the Closing Date (the “Escrow Agreement”), among the Escrow Issuer, Citibank, N.A., as escrow agent (in such capacity, the “Escrow Agent”) and the Trustee, in connection with the gross proceeds of the Notes offering and an additional amount in an aggregate amount sufficient to fund a special mandatory redemption of the Notes being deposited into an escrow account (the “Escrow Account”) held by the Escrow Agent. If (i) the Acquisition has not been completed on or prior to November 26, 2021 (the “Outside Date”) or (ii) at any time prior to the Outside Date, the Merger Agreement has been validly terminated (or the Company has decided that it will not pursue the consummation of the Acquisition or that the consummation of the Acquisition cannot or is not reasonably likely to be satisfied by such date), the Company will be required to redeem all of the Notes at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date (the “Special Mandatory Redemption”), in accordance with the terms of the Indenture. If all of the conditions set forth in the Escrow Agreement are satisfied on or prior to the Outside Date, the funds held in the Escrow Account will be released to, or at the order of the Escrow Issuer released to, the Company, other than the portion of such funds required to pay the Purchasers’ Commission (as defined below), which the Company will cause to be released to the Initial Purchasers (the date of release upon the consummation of the Acquisition being referred to herein as the “Effective Date”), in accordance with the terms of the Escrow Agreement.

On the Effective Date, the Lonestar Guarantors will execute and deliver a joinder agreement to this Agreement (the “Joinder Agreement”), the form of which is attached hereto as Exhibit C, at which time the representations, warranties and agreements of the Lonestar Guarantors shall become effective as of the date hereof pursuant to the terms of the Joinder Agreement and the Lonestar Guarantors shall, without any further action by any person, become a party to this Agreement. Prior to the execution of the Joinder Agreement, the Lonestar Guarantors shall not be parties to this Agreement and the Lonestar Guarantors and their respective directors, officers, employees and agents and each person, if any, who controls such Lonestar Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (as defined below) shall have no rights or obligations hereunder as third-party beneficiaries or otherwise.

In connection with the sale of the Securities, the Escrow Issuer and the Company have prepared a preliminary offering memorandum, dated July 26, 2021 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and will prepare a final offering memorandum, dated July 27, 2021 (as amended or supplemented at the Execution Time (as defined below), including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Escrow Issuer, the Company and the Securities. Each of the Escrow Issuer and the Company hereby confirms that it has authorized the use of the Disclosure Package (as defined below), the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time (as defined below) that is incorporated by reference therein.

As used in this Agreement, the “Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”), (ii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule II hereto, and (iii) any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package, which are listed on Schedule III hereto (“Issuer Written Information”).

1.    Representations and Warranties. Each of the Penn Virginia Parties, jointly and severally, hereby represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1 (it being understood and agreed that all representations and warranties with respect to Lonestar, the Lonestar Guarantors (prior to the execution and delivery of the Joinder Agreement by the Lonestar Guarantors) or any of their respective subsidiaries are made to the knowledge of the Company and the Company Guarantors).

(a)    The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time and on the Closing Date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date will not) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Penn Virginia Parties make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Escrow Issuer, the Company by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b)    As of the Execution Time, (i) the Disclosure Package and (ii) each electronic road show, when taken together with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package or any electronic roadshow based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c)    None of the Penn Virginia Parties, their Affiliates (as such term “Affiliates” is defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”), provided that, except for purposes of Sections 1(ll) and (nn) below, in no event shall “Affiliates” include Juniper Capital Advisors, L.P., Juniper Capital Investment Management, L.P., any investment fund sponsored or advised by any of the foregoing or any of their direct or indirect parent companies or portfolio companies (excluding Parent and its subsidiaries), or any person acting on its or their behalf) or any person acting on their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that is or would be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Securities Act.

(d)    The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(e)    Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 4(b) and their compliance with the agreements set forth therein, no registration under the Securities Act of the Securities is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(f)    Except as disclosed in the Disclosure Package and the Final Memorandum, since the end of the period covered by the latest audited financial statements included in the Disclosure Package and the Final Memorandum: (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Escrow Issuer, the Company, the Guarantors and their respective subsidiaries, taken as a whole, that has had a Material Adverse Effect (as defined below); (ii) except as disclosed in or contemplated by the Disclosure Package and the Final Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Escrow Issuer, the Company or the Guarantors on any class of their capital stock; (iii) except as disclosed in or contemplated by the Disclosure Package and the Final Memorandum, there has been no material change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Escrow Issuer, the Company, the Guarantors and their respective subsidiaries, there has been no material transaction entered into and there is no material transaction that is probable of being entered into by the Escrow Issuer, the Company, the Guarantors and their respective subsidiaries other than transactions in the ordinary course of business; (iv) there has been no obligation, direct or contingent, that is material to the Escrow Issuer, the Company, the Guarantors and their respective subsidiaries taken as a whole, incurred by The Escrow Issuer, the Company and their respective subsidiaries, except obligations incurred in the ordinary course of business; and (v) none of the Company, the Guarantors or any of their respective subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

(g)    None of the Penn Virginia Parties is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum, none of them will be, an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(h)    None of the Penn Virginia Parties has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

(i)    None of the Penn Virginia Parties has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(j)    Each of the Escrow Issuer, the Company and their respective subsidiaries has been duly formed and is validly existing as a limited liability company or limited partnership, as applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized with full limited liability company or limited partnership, as applicable, power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on (i) the performance of this Agreement, the Indenture or the consummation of any of the transactions contemplated hereby or thereby or (ii) the condition (financial or otherwise), results of operations, prospects, business or properties of the Penn Virginia Parties, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(k)    The Parent has the capitalization as set forth in each of the Disclosure Package and the Final Memorandum under the heading “Capitalization.” All outstanding membership interests or partnership interests, as applicable, of the Company and each subsidiary, and following the execution by the Lonestar Guarantors of the Joinder Agreement, all of the issued and outstanding shares of capital stock or other equity interests of the Lonestar Guarantors, have been, and as of the Effective Date will be, duly authorized and validly issued and are fully paid and nonassessable, and on the Closing Date (with respect to the Company and the Company Guarantors and each of their respective subsidiaries) or on the Effective Date (with respect to the Lonestar Guarantors and their subsidiaries), as applicable, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding membership interests or partnership interests, as applicable, of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance (collectively, “Liens”), other than, in each case, Liens pursuant to the Company’s revolving credit facility or secured term loan and Lonestar’s revolving credit facility or secured term loan.

(l)    The statements in the Preliminary Memorandum and the Final Memorandum under the headings (i) “Description of Certain Indebtedness” and “Description of Notes” fairly summarize the matters described therein, and (ii) “Certain U.S. Federal Income Tax Consequences” and “Certain ERISA Considerations” insofar as they purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects, subject to the assumptions and qualifications set forth herein.

(m)    Each of this Agreement, the Joinder Agreement and the Escrow Agreement has been duly authorized, executed and delivered by each Penn Virginia Party party thereto; the Indenture has been duly authorized by each Penn Virginia Party and, assuming due authorization, execution and delivery thereof by the Trustee, when the Joinder Agreement is executed and delivered by the Penn Virginia Parties, the Indenture will constitute a legal, valid, binding instrument of each of the Penn Virginia Parties, enforceable against the Penn Virginia Parties in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (collectively, the “Enforceability Exceptions”)); and the Securities have been duly authorized by the Penn Virginia Parties (as applicable), and, when the Securities are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, and the Joinder Agreement is executed by the Penn Virginia Parties, the Securities will constitute the legal, valid and binding obligations of the Penn Virginia Parties, enforceable against each of the Penn Virginia Parties in accordance with its terms and entitled to the benefits of the Indenture (subject to the Enforceability Exceptions).

(n)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except such as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold.

(o)    None of the execution and delivery of this Agreement, the Joinder Agreement, the Escrow Agreement or the Indenture, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Escrow Issuer, the Company or any of their respective subsidiaries pursuant to, (i) the constituting documents of the Escrow Issuer, the Company or any of their respective subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Escrow Issuer, the Company or any of their respective subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Escrow Issuer, the Company or any of their respective subsidiaries or any of its or their properties, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(p)     (i) The consolidated historical financial statements and schedules of the Parent, the Escrow Issuer, the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly the financial condition, results of operations and cash flows of the Parent, the Escrow Issuer, the Company and their respective subsidiaries as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X (as defined below), and have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the selected financial data of the Company set forth under the caption “Summary Historical Financial Data of Penn Virginia” in the Preliminary Memorandum and the Final Memorandum fairly present in all material respects, on the basis stated in the Preliminary Memorandum and the Final Memorandum, the information included or incorporated by reference therein; and (ii) to the knowledge of the Company and the Company Guarantors, the financial statements of Lonestar and the related notes thereto included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly the financial position of Lonestar and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified, comply as to form with the applicable accounting requirements of Regulation S-X, and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the selected financial data of Lonestar set forth under the caption

“Summary Historical Financial Data of Lonestar” in the Preliminary Memorandum and the Final Memorandum fairly present in all material respects, on the basis stated in the Preliminary Memorandum and the Final Memorandum, the information included therein.

(q)    No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Escrow Issuer, the Company or any of their respective subsidiaries or its or their property is pending or, to the knowledge of the Escrow Issuer, the Company and the Guarantors, threatened that, if determined adversely to the Escrow Issuer, the Company or any of their respective subsidiaries, (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(r)    Each of the Escrow Issuer, the Company and their respective subsidiaries owns or leases all such properties as are necessary to the conduct of its operations in all material respects as presently conducted.

(s)    None of the Escrow Issuer, the Company or any of their respective subsidiaries is in violation or default of (i) any provision of its constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Escrow Issuer, the Company or any of their respective subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(t)    Each of Grant Thornton LLP and BDO USA, LLP (“BDO”), who have certified certain financial statements of the Parent, the Escrow Issuer, the Company and its consolidated subsidiaries and Lonestar, respectively, and delivered their report with respect to the audited consolidated financial statements and schedules included in the Disclosure Package and the Final Memorandum, is an independent registered public accounting firm with respect to the Parent, the Escrow Issuer, the Company and their respective subsidiaries and Lonestar, respectively, in accordance with GAAP.

(u)    Each of DeGolyer and MacNaughton, Inc. (“D&M”) and W.D. Von Gonten & Co. (“WVG”), whose audit letters are included or incorporated by reference in the Disclosure Package and the Final Memorandum and who has delivered the letter referred to in Section 6(f) hereof, was, as the date of each such audit letter and is, as of the date hereof, an independent petroleum engineer with respect to the Parent, the Escrow Issuer, the Company and their respective subsidiaries and Lonestar, respectively.

(v)    The information contained in the Disclosure Package and the Final Memorandum regarding estimated proved reserves of the Parent, the Escrow Issuer, the

Company and their respective subsidiaries is based upon the audit letters and reserve reports, as applicable, prepared by D&M. The information provided to D&M by the Parent, the Escrow Issuer, the Company and their respective subsidiaries was true and correct in all material respects on the dates the reports were made. Such information was provided to D&M in accordance with all customary industry practices.

(w)    The information contained or incorporated by reference in the Disclosure Package and the Final Memorandum regarding estimated proved reserves of Lonestar is based upon the audit reports prepared by WVG. The information provided to WVG by Lonestar, to the knowledge of the Company and the Company Guarantors, was complete and accurate on the dates the reports were made, except for any incompleteness or inaccuracy that would not be reasonably expected to have, individually or in the aggregate, a Lambda Material Adverse Effect (as defined in the Merger Agreement).

(x)    There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(y)    The Penn Virginia Parties have filed all applicable tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto)) and have paid all taxes required to be paid by any Penn Virginia Party and any other assessment, fine or penalty levied against any Penn Virginia Party, to the extent that any of the foregoing is due and payable, except for any such taxes, assessment, fine or penalty that is currently being contested in good faith and for which appropriate reserves in accordance with GAAP have been established or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto). No tax deficiency has been, or could reasonably be expected to be, asserted against the Penn Virginia Parties that would reasonably be expected to have a Material Adverse Effect.

(z)    No labor problem or dispute with the employees of the Escrow Issuer, the Company or any of their respective subsidiaries exists or is threatened or imminent, and the Escrow Issuer, the Company and the Guarantors are not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(aa)    No subsidiary of the Escrow Issuer or the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s equity securities, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Disclosure Package or the Final Memorandum (in each case, exclusive of any amendment or supplement thereto).

(bb)    Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in or contemplated in the Disclosure Package and the Final Memorandum, (i) the Escrow Issuer, the Company and each of their respective subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; (ii) all policies of insurance and fidelity or surety bonds insuring the Escrow Issuer, the Company or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; (iii) the Escrow Issuer, the Company and their respective subsidiaries are in compliance with the terms of such policies and instruments; (iv) there are no claims by the Escrow Issuer, the Company or any of their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; (v) none of the Escrow Issuer, the Company or any of their respective subsidiaries has been refused any material insurance coverage sought or applied for; and (vi) none of the Escrow Issuer, the Company or any of their respective subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(cc)    The Escrow Issuer’s, the Company’s and their respective subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Escrow Issuer, the Company and their respective subsidiaries as currently conducted and, to the knowledge of the Penn Virginia Parties, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, ransomware, malware and other corruptants, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Escrow Issuer, the Company and their respective subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect the integrity, continuous operation, redundancy and security of all IT Systems and data, including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”) used in connection with their businesses, and to the knowledge of the Escrow Issuer, the Company and the Guarantors, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. To the knowledge of the Escrow Issuer, the Company and the Guarantors, it and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd)    Except as disclosed in the Disclosure Package and the Final Memorandum, the Escrow Issuer, the Company and their respective subsidiaries have (i) good and defensible title to all of the interests in oil and gas properties underlying the Escrow Issuer’s, the Company’s and their respective subsidiaries’ estimates of their net proved reserves contained in the Disclosure Package and the Final Memorandum and (ii) good and marketable title to all other real and personal property reflected in the Disclosure Package and the Final Memorandum as assets owned by them, in each case free and clear of all liens, encumbrances and similar defects except (A) pursuant to the Company’s revolving credit facility or secured term loan and (B) such as (w) are described in the Disclosure Package and the Final Memorandum, (x) are liens and encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration, participation and production agreements, in each case that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations, (y) do not materially interfere with the use made or proposed to be made of such properties by the Escrow Issuer, the Company and their respective subsidiaries or (z) as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect; any other real property and buildings held under lease by the Escrow Issuer, the Company and their respective subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere in any material respect with the use made and proposed to be made of such property and buildings by the Escrow Issuer, the Company and their respective subsidiaries, or except where the failure to have such valid, subsisting and enforceable leases would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ee)    The Escrow Issuer, the Company and their respective subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except where the failure to have obtained the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and none of the Escrow Issuer, the Company or any of their respective subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(ff)    All royalties, rentals, deposits and other amounts owed under the oil and gas leases constituting the oil and gas properties of the Escrow Issuer, the Company and their respective subsidiaries have been properly and timely paid (other than amounts held in suspense accounts pending routine payments or related to disputes about the proper identification of royalty owners), except in any such case, where the failure to properly or timely pay such amounts would not reasonably be expected to have a Material Adverse Effect. No material amount of proceeds from the sale or production attributable to the oil and gas properties of the Escrow Issuer, the Company and their respective subsidiaries are currently being held in suspense by any purchaser thereof, except where such amounts due would not reasonably be expected to have a Material Adverse Effect.

(gg)    Except as disclosed in the Disclosure Package and the Final Memorandum, the Escrow Issuer, the Company and each of their respective subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the latest audited financial statements included in the Disclosure Package and the Final Memorandum, the Escrow Issuer’s, the Company’s and their respective subsidiaries’ internal controls over financial reporting are effective and the Escrow Issuer, the Company and their respective subsidiaries are not aware of any material weakness in their internal control over financial reporting.

(hh)    The Escrow Issuer, the Company and their respective subsidiaries are (i) in compliance with any and all applicable laws and regulations relating to the protection of human health and safety (as it relates to human exposure to hazardous or toxic substances or wastes, pollutants or contaminants), the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto). Except as set forth in the Disclosure Package and the Final Memorandum, or with respect to which the Company does not reasonably expect to incur or be subject to any material liability, none of the Escrow Issuer, the Company or any of their respective subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ii)     In the ordinary course of its business, the Penn Virginia Parties and their respective subsidiaries periodically review the effect of applicable Environmental Laws on the business, operations and properties of the Escrow Issuer, the Company and their respective subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with applicable Environmental Laws, or any permit, license or approval required under Environmental Laws, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Penn Virginia Parties and their respective subsidiaries reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(jj)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) the minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder

(“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company and/or one or more of its subsidiaries that is subject to such minimum funding standards, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder is so qualified; (ii) each of the Escrow Issuer, the Company and their respective subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; (iii) none of the Escrow Issuer, the Company or any of their respective subsidiaries maintains or is required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA) or severance benefits); (iv) each pension plan and welfare plan established or maintained by the Company and/or one or more of its subsidiaries is in compliance in all material respects with the currently applicable provisions of ERISA; and (v) none of the Escrow Issuer, the Company or any of their respective subsidiaries has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063, or 4064 of ERISA, or any other liability under Title IV of ERISA.

(kk)    The operations of the Escrow Issuer, the Company and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Escrow Issuer, the Company or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Escrow Issuer, the Company and the Guarantors, threatened.

(ll)    None of the Escrow Issuer, the Company or any of their respective subsidiaries nor, to the knowledge of the Escrow Issuer, the Company and the Guarantors, any director, officer, agent, employee or Affiliate or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner (x) to fund or facilitate any activities of or business with any individual or entity that, at the time of such funding or facilitation, is the subject or target of Sanctions, or is in a Sanctioned Country or (y) that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, initial purchaser, advisor, investor or otherwise); provided, however, that none of the Penn Virginia Parties makes any representation hereunder as to the ultimate uses of cash that may be made by any lender under the Company’s revolving credit facility or secured term loan or Lonestar’s revolving credit facility or secured term loan that receives payment from the Company as described in the Disclosure Package and the Final Memorandum under the heading “Use of Proceeds.”

(mm)    None of the Escrow Issuer, the Company or any of their respective subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does the Escrow Issuer, the Company or any of their respective subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(nn)    None of the Escrow Issuer, the Company or any of their respective subsidiaries nor, to the knowledge of the Escrow Issuer, the Company and the Guarantors, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Escrow Issuer, the Company or any of their respective subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Escrow Issuer, the Company and their respective subsidiaries have instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; provided, however, that none of the Penn Virginia Parties makes any representation hereunder as to the ultimate uses of cash that may be made by any lender under the Company’s revolving credit facility or secured term loan or Lonestar’s revolving credit facility or secured term loan that receives payment from the Company as described in the Disclosure Package and the Final Memorandum under the heading “Use of Proceeds.”

(oo)     Except as disclosed in the Preliminary Memorandum and the Final Memorandum, the Company (i) does not have any material lending or other relationship with any Initial Purchaser or Affiliate of any Initial Purchaser and (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any Affiliate of any Initial Purchaser.

(pp)    Each of the Escrow Issuer, the Company and the Guarantors is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(qq)    The Merger Agreement has been duly authorized, executed and delivered by the Parent and Lonestar, and is a valid and binding agreement of the Parent and Lonestar, enforceable in accordance with its terms. The Parent has not received any notice of termination of the Merger Agreement from Lonestar. To the knowledge of the Company and the Company Guarantors, the representations and warranties of Lonestar in the Merger Agreement are true and correct in all material respects, and the Parent has no reason to believe that the Parent’s, and has not received notice from Lonestar that Lonestar’s, conditions to the closing of the acquisition transactions contemplated by the Merger Agreement will not be satisfied within the timeframe contemplated therein.

(rr)     If executed and delivered in accordance with the terms of this Agreement on the Closing Date, the provisions of the Escrow Agreement will be effective to create a valid and enforceable first-priority security interest in favor of the Trustee for the benefit of the Trustee and the holders of the Notes in the right, title and interest of the Escrow Issuer in the Escrow Account.

Any certificate signed by any officer of the Escrow Issuer, the Company or the Guarantors and delivered to the Representative or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Escrow Issuer, the Company or the Guarantors (as applicable), as to matters covered thereby, to each Initial Purchaser.

2.    Purchase and Sale. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Escrow Issuer agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase the Notes in the respective amounts set forth on Schedule 1 hereto from the Escrow Issuer at 99.018% of their principal amount. The Notes will be delivered on the Closing Date to the Initial Purchasers, or the Trustee as custodian for the Depository Trust Company (“DTC”), as applicable, against the irrevocable release of a wire transfer of immediately available funds into the Escrow Account by the Initial Purchasers of $396,072,000, being the sum of (i) $389,282,000 which amount represents the cash proceeds from the Notes offering net of the Purchasers’ Commission payable to the Initial Purchasers in connection with the Notes plus (ii) $6,790,000 (the “Purchasers’ Commission”), which amount represents 100% of the aggregate fees payable to the Initial Purchasers in connection with the sale of the Notes, which Purchasers’ Commission shall be earned on the Closing Date following the issuance and sale of the Notes pursuant to the terms hereof and payable on the Effective Date.

3.    Delivery and Payment.

(a)    On the Closing Date, the Escrow Issuer (or one of its affiliates) will deposit in the Escrow Account an amount of cash equal to the accrued and unpaid interest on the Notes from and including the Closing Date through but excluding the date that is three Business Days after the Outside Date and will cause DTC to credit the Notes to the account of the Initial Purchasers at DTC.

(b)    Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on August 10, 2021, or at such time on such later date not more than three Business Days (as defined below) after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Escrow Issuer or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York. Delivery of the Securities shall be made to the Representative for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representative of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of DTC unless the Representative shall otherwise instruct. Upon satisfaction of the Escrow Conditions on the Effective Date, as compensation for the services rendered by the Initial Purchasers to the Escrow Issuer in respect of the issuance and sale of the Notes, the Company agrees to pay the Initial Purchasers the Purchasers’ Commission, with such Purchasers’ Commission to be paid directly to the Representatives on behalf of the Initial Purchasers by the Escrow Agent on the Effective Date. In the event a Special Mandatory Redemption occurs, the Initial Purchasers will not be entitled to receive the Purchasers’ Commission; however, the Escrow Issuer and the Company shall nonetheless pay or reimburse all costs and expenses of the Initial Purchasers or otherwise that the Escrow Issuer, the Company and the Guarantors have agreed to pay including but not limited to costs and expenses pursuant to Section 7 hereof and the reasonable fees and expenses of the Initial Purchasers’ outside legal counsel; provided such reimbursable expenses shall not exceed $250,000.

4.    Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(b)    Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Penn Virginia Parties that:

(i)    it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, any U.S. person (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)	in the case of sales to those it reasonably believes to be “qualified institutional buyers” as permitted by Rule 144A under the Securities Act; or

(B)	in accordance with Rule 903 of Regulation S;

(ii)    in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A;

(iii)    neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(iv)    it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(v)    it has complied and will comply with the offering restrictions requirement of Regulation S;

(vi)    at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Additional restrictions on the offer and sale of the Securities are described in the offering memorandum for the Securities. Terms used in this paragraph have the meanings given to them by Regulation S.”;

(vii)    it acknowledges that additional restrictions on the offer and sale of the Securities are described in the Disclosure Package and the Final Memorandum; and

(viii)    it acknowledges and agrees that the Company and, for purposes of the “no registration” opinions to be delivered to the Initial Purchasers pursuant to Sections 6(a) and 6(b), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraphs (a) and (b) above, and each Initial Purchaser hereby consents to such reliance.

5.    Agreements. Each Penn Virginia Party, jointly and severally, and, upon execution and delivery of the Joinder Agreement by any Lonestar Guarantor, each such Lonestar Guarantor, agrees with each Initial Purchaser that:

(a)    The Escrow Issuer and the Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)    The Escrow Issuer and the Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto.

(c)    The Escrow Issuer and the Company will not amend or supplement the Disclosure Package or the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representative, which consent shall not be unreasonably withheld; provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers (as defined by the Initial Purchasers), the Escrow Agent and the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Escrow Agent and the Company have furnished the Representative with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document. The Escrow Agent and the Company will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission (as defined below).

(d)    If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representative), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Escrow Issuer and the Company will promptly (i) notify the Representative of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e)    Without the prior written consent of the Representative, none of the Penn Virginia Parties has given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representative.

(f)    The Escrow Issuer and the Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representative may designate (including Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Escrow Issuer and the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Escrow Issuer and the Company will promptly advise the Representative of the receipt by any Penn Virginia Party of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g)    During the period of one year after the Closing Date, the Penn Virginia Parties will not, and will not permit any of their Affiliates to, resell any Securities that have been acquired by any of them, except for Securities purchased by the Penn Virginia Parties or any of their Affiliates and resold in a transaction registered under the Securities Act.

(h)    None of the Penn Virginia Parties, their Affiliates or any person acting on their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act.

(i)    None of the Penn Virginia Parties, their Affiliates or any person acting on their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(j)    For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Escrow Issuer and the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(k)    The Penn Virginia Parties will cooperate with the Representative and use their best efforts to permit the Securities to be eligible for clearance and settlement through DTC.

(l)    Each of the Securities will bear, to the extent applicable, a legend in substantially the form as contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(m)    The Penn Virginia Parties will not for a period of 90 days following the Execution Time, without the prior written consent of BofA Securities, Inc. (“BofA”) offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by any Penn Virginia Party or any Affiliate of any Penn Virginia Party or any person in privity with any Penn Virginia Party or any Affiliate of any Penn Virginia Party, directly or indirectly, or announce the offering, of any debt securities issued or guaranteed by any Penn Virginia Party (other than the Securities).

(n)    No Penn Virginia Party will take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(o)    The Escrow Issuer and the Company will, for a period of twelve months following the Execution Time, furnish to the Representative (i) all reports or other communications (financial or other) generally made available to its shareholders, and deliver such reports and communications to the Representative as soon as they are available, unless such documents are furnished to or filed with the Securities and Exchange Commission (the “Commission”) or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Company as the Representative may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Penn Virginia Parties are consolidated in reports furnished to its shareholders).

(p)    The Escrow Issuer, the Company and their respective subsidiaries will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(q)    The Escrow Issuer, the Company and the Guarantors jointly and severally agree to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging or any form of electronic delivery or distribution) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, and any other jurisdictions specified pursuant to Section 5(e) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(r)    At the Effective Date, (i) following release of the proceeds from the Escrow Account, the Escrow Issuer and the Company will apply the net proceeds from the sale of the Securities as set forth under “Use of Proceeds” in the Disclosure Package and the Final Memorandum and in accordance with the Merger Agreement, (ii) the Lonestar Guarantors will become a party to this Agreement by executing the Joinder Agreement, (iii) the Company and the Guarantors will become parties to the Indenture by executing the Supplemental Indenture (and such parties shall deliver fully executed electronic copies of the Joinder Agreement and the Supplemental Indenture to the Representative) and (iv) the Company will cause the Escrow Agent to pay to the Initial Purchasers, by wire transfer of Federal (same day) funds directly to the account specified by the Representative on behalf of the Initial Purchasers at least twenty-four hours in advance, the Purchasers’ Commission, which amount represents 100% of the aggregate fees payable to the Initial Purchasers in connection with the sale of the Securities.

(s)    At the Effective Date, the Penn Virginia Parties will cause to be delivered to the Representative the opinion of Gibson, Dunn & Crutcher LLP, counsel for the Penn Virginia Parties, dated the Effective Date and addressed to the Representative, substantially in the form attached as Exhibit B hereto.

(t)    Neither the Escrow Issuer nor the Company shall seek the release of the escrowed funds from the Escrow Account unless such release is in compliance with the terms of the Indenture and the Escrow Agreement.

6.    Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Penn Virginia Parties contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Penn Virginia Parties made in any certificates pursuant to the provisions hereof, to the performance by the Penn Virginia Parties of their respective obligations hereunder and to the following additional conditions:

(a)    On the Closing Date, Gibson, Dunn & Crutcher LLP, counsel for the Penn Virginia Parties, shall have furnished to the Representative its opinion and a negative assurance letter, dated the Closing Date and addressed to the Representative, substantially in the form attached as Exhibit A hereto.

(b)    On the Closing Date, the Representative shall have received from Latham & Watkins LLP, counsel for the Initial Purchasers, an opinion and a negative assurance letter, dated the Closing Date and addressed to the Representative, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representative may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(c)    On the Closing Date, the Penn Virginia Parties shall have furnished to the Representative a certificate of the Penn Virginia Parties, signed by the principal financial or accounting officer of each Penn Virginia Party, dated the Closing Date, to the effect that the signer of such certificate has carefully examined the Disclosure Package and the Final Memorandum and any supplements or amendments thereto, and this Agreement and that:

(i)    the representations and warranties of the Penn Virginia Parties in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Penn Virginia Parties have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii)    since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Escrow Issuer, the Company, the Guarantors and their respective subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(d)    At the Execution Time and at the Closing Date, the Escrow Issuer and the Company shall have requested and caused each of Grant Thornton LLP and BDO to furnish to the Representative letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative, containing statements and information of the type customarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained in each of the Disclosure Package and the Final Memorandum; provided that each of the letter delivered on the Closing Date shall use a “cut-off” date no more than three Business Days prior to such Closing Date.

(e)    Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change specified in the letter or letters referred to in paragraph (d) of this Section 6; or (ii) any material adverse change, or any development involving a prospective material change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Escrow Issuer, the Company, the Guarantors and their respective subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(f)    At the Execution Time and at the Closing Date, the Escrow Issuer and the Company shall have requested and caused each of D&M and WVG, independent petroleum engineers, to furnish to the Representative letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative, covering the oil and gas reserves information included or incorporated by reference in the Disclosure Package and the Final Memorandum and other customary matters; provided that each of the letter delivered on the Closing Date shall use a “cut-off” date no more than three Business Days prior to such Closing Date.

(g)    On the Closing Date, the Escrow Issuer and the Company shall have furnished to the Representative a certificate, dated the Closing Date and addressed to the Initial Purchasers, of the Parent’s chief financial officer with respect to certain financial data contained in the Disclosure Package and the Final Memorandum, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Representative.

(h)    The Securities shall be eligible for clearance and settlement through DTC.

(i)    The Representative shall have received on and as of the Closing Date, reasonably satisfactory evidence of the good standings of the Penn Virginia Parties in their respective jurisdictions of organization or formation, as applicable, and their good standings (where such designation is applicable) as foreign entities in such other jurisdictions as the Representative may reasonably request.

(j)    Prior to the Closing Date, the Penn Virginia Parties shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

(k)    The Escrow Issuer, the Trustee and the Escrow Agent shall have executed the Escrow Agreement and the Representative shall have received executed copies thereof. The Escrow Agent shall have established the Escrow Account and shall have provided to the Representative evidence thereof reasonably satisfactory to the Representative. All other actions to be taken under the Escrow Agreement by the Escrow Issuer as of the Closing Date in order to effect the escrow arrangements contemplated by the Disclosure Package (including, without limitation, the deposit of cash into the Escrow Account in accordance with the Escrow Agreement) shall have been taken.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered to counsel for the Initial Purchasers on the Closing Date. All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7.    Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied or because of any refusal, inability or failure on the part of any Penn Virginia Party to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Penn Virginia Parties will, jointly and severally, reimburse the Initial Purchasers severally through BofA on demand for all reasonable and documented expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.    Indemnification and Contribution. (a) Each Penn Virginia Party, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information or any other written information used by or on behalf of the Penn Virginia Parties in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Penn Virginia Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with information furnished to the Escrow Issuer and the Company in writing by any Initial Purchaser through the Representative expressly for use in the Preliminary Memorandum or the Final Memorandum or amendment or supplement thereto, as the case may be, and such written information shall consist solely of (i) the statements set forth in the last paragraph of the cover page and (ii), under the heading “Plan of Distribution”, the ninth and tenth paragraphs in the Preliminary Memorandum and the Final Memorandum (the “Offering Memorandum Disclosures”) furnished to the Penn Virginia Parties by or on behalf of any Initial Purchaser through the Representative specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Penn Virginia Parties may otherwise have.

(b)    Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless each Penn Virginia Party, each of their respective directors, each of their respective officers, and each person who controls any Penn Virginia Party within the meaning of either the

Securities Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Penn Virginia Parties by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Escrow Issuer, the Company and each of the Guarantors acknowledges that the Offering Memorandum Disclosures constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum or in any amendment or supplement thereto.

(c)    Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)    In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Penn Virginia Parties and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Penn Virginia Parties and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Penn Virginia Parties on the one hand and by the Initial Purchasers on the other from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Penn Virginia Parties and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Penn Virginia Parties on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Penn Virginia Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall any Initial Purchaser be required to contribute any amount in excess of the amount by which the total purchase discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 8 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule I. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Penn Virginia Parties within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Penn Virginia Parties shall have the same rights to contribution as the Penn Virginia Parties, subject in each case to the applicable terms and conditions of this paragraph (d).

9.    Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Penn Virginia Parties, except as provided in Section 11. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representative shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Penn Virginia Parties or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

10.    Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities generally on the Nasdaq Global Select Market shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; (iii) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11.    Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Penn Virginia Parties or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Penn Virginia Parties or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed or delivered to BofA Securities, Inc., 1540 Broadway, 26th Floor, New York, NY 10036, Attention: High Yield Legal Department, Facsimile: 212-901-7897; or, if sent to the Company, will be mailed or delivered to 16285 Park Ten Place, Suite 500, Houston Texas 77084, attention of Katherine Ryan, Vice President, Chief Legal Counsel and Corporate Secretary.

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder.

14.    Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 14, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

15.    Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Penn Virginia Parties and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16.    Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17.    Waiver of Jury Trial. Each Penn Virginia Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.    No Fiduciary Duty. Each Penn Virginia Party hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Penn Virginia Parties, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Penn Virginia Parties and (c) the Penn Virginia Parties’ engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each Penn Virginia Party agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising such Penn Virginia Party on related or other matters). Each Penn Virginia Party agrees that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Penn Virginia Parties, in connection with such transaction or the process leading thereto.

19.    Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

20.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

21.    Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

22.    Compliance with USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies its clients, including the Escrow Issuer, the Company and the Guarantors, which information may include the name and address of its clients, as well as other information that will allow the Initial Purchasers to properly identify its clients.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Penn Virginia Parties and the several Initial Purchasers.

[Signature Pages Follow]

Very truly yours,

Penn Virginia Escrow LLC

By:	/s/ Russell T Kelley, Jr.
	Name:	Russell T Kelley, Jr.
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Penn Virginia Holdings, LLC

By:	/s/ Russell T Kelley, Jr.
	Name:	Russell T Kelley, Jr.
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Penn Virginia Oil & Gas, LLC
Penn Virginia Oil & Gas GP LLC
Penn Virginia Oil & Gas LP LLC
Penn Virginia MC, LLC
Penn Virginia MC Energy L.L.C.
Penn Virginia MC Gathering Company L.L.C.
Penn Virginia MC Operating Company L.L.C.
Penn Virginia Resource Holdings, LLC
Penn Virginia Oil & Gas, L.P.
By: Penn Virginia Oil & Gas GP LLC, its general partner

By:	/s/ Russell T Kelley, Jr.
	Name:	Russell T Kelley, Jr.
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

BofA Securities, Inc.

By:	BofA Securities, Inc.

By:	/s/ Justin Howe
	Name:	Justin Howe
	Title:	Director

For itself and the other several Initial Purchasers named in Schedule I to the foregoing Agreement.

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	Principal Amount of Securities to be Purchased
BofA Securities, Inc.	$123,711,000
RBC Capital Markets, LLC	$47,423,000
Citigroup Global Markets Inc.	$44,330,000
Truist Securities, Inc.	$44,330,000
Wells Fargo Securities, LLC	$44,330,000
CIBC World Markets Corp.	$23,710,000
Comerica Securities, Inc.	$22,680,000
Raymond James & Associates, Inc.	$18,556,000
Apollo Global Securities, LLC	$6,186,000
Capital One Securities, Inc.	$6,186,000
EIG Global Energy Partners Capital Markets, LLC	$6,186,000
Johnson Rice & Company L.L.C.	$6,186,000
Seaport Global Securities LLC	$6,186,000
Total	$400,000,000

Schedule I

SCHEDULE II

PRICING SUPPLEMENT

Penn Virginia Escrow LLC

to be merged with and into

Penn Virginia Holdings, LLC

$400,000,000 9.250% Senior Notes due 2026

July 27, 2021

Term Sheet

Term Sheet dated July 27, 2021 to the Preliminary Offering Memorandum dated July 26, 2021. This Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. The information in this Term Sheet supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum. Capitalized terms used in this Term Sheet but not defined have the meanings given to them in the Preliminary Offering Memorandum.

Issuer	Penn Virginia Escrow LLC, to be merged with and into Penn Virginia Holdings, LLC on the Escrow Release Date

Guarantors	Prior to the Escrow Release Date, the notes will not be guaranteed. From and after the Escrow Release Date and upon the consummation of the Escrow Merger, all of the Issuer’s restricted subsidiaries that guarantee indebtedness of the Issuer or any guarantor under a credit facility

Trade Date	July 27, 2021

Settlement Date	August 10, 2021 (T+10). We expect that delivery of the notes will be made against payment therefor on or about August 10, 2021, which is ten business days following the date of pricing of the notes. This settlement cycle is referred to as “T+10.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the offering memorandum or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Schedule II

Purchasers of notes who wish to trade notes on the date of the offering memorandum or the next seven succeeding business days should consult their own advisor.

Distribution	144A for life

Maturity Date	August 15, 2026

Principal Amount	$400,000,000

Gross Proceeds	$396,072,000

Issue Price	99.018%

Coupon	9.250%

Yield to Maturity	9.500%

Record Dates	February 1 and August 1

Interest Payment Dates	February 15 and August 15, commencing on February 15, 2022

Optional Redemption	On or after August 15, 2023 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, on the notes redeemed during the twelve-month period indicated beginning on August 15 of the years indicated below:

Year	Price
2023	106.938%
2024	102.313%
2025	100.000%

Make-Whole Redemption	Make-whole redemption at Treasury Rate + 50 basis points

Equity Clawback	Up to 35% prior to August 15, 2023 at 109.250% of principal amount, plus accrued and unpaid interest

Change of Control Put	101% plus accrued and unpaid interest

Expected Ratings[1] (S&P / Fitch)	[Intentionally Omitted]

CUSIP Numbers	144A: 70789P AA2 Reg S: U7089P AA8

ISIN Numbers	144A: US70789PAA21 Reg S: USU7089PAA85

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Schedule II

Joint Lead Book-Running Managers	BofA Securities, Inc. RBC Capital Markets, LLC

Joint Book-Running Managers	Citigroup Global Markets Inc. Truist Securities, Inc. Wells Fargo Securities, LLC CIBC World Markets Corp.

Senior Co-Managers	Comerica Securities, Inc. Raymond James & Associates, Inc.

Co-Managers	Apollo Global Securities, LLC Capital One Securities, Inc. EIG Global Energy Partners Capital Markets, LLC Johnson Rice & Company L.L.C. Seaport Global Securities LLC

Changes to the Preliminary Offering Memorandum

The following changes will be made to the disclosure in the Preliminary Offering Memorandum:

Description of Notes

The following shall replace in its entirety subclause (b) of clause (4) of the first paragraph under the heading “Restricted Payments”:

“(b) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made, the Company’s Consolidated Leverage Ratio immediately prior to such payment is less than or equal to 1.00 to 1.00; and”

The following changes shall be made to clause (13) of the second paragraph under the heading “Restricted Payments”:

“(13)     so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25.0 million~~the greater of (a) $40.0 million and (b) 3.0% of Adjusted Consolidated Net Tangible Assets~~; and”

The following changes shall be made to clause (14) of the second paragraph under the heading “Restricted Payments”:

“(14)     so long as no Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed 15.0% of the EBITDAX of the Company and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters prior to the date of any such Restricted Payment for which quarterly financial statements in respect thereof are available, provided the Company’s Consolidated Leverage Ratio immediately prior to such payment is less than or equal to ~~1.50~~1.00 to 1.00, determined on a pro forma basis after giving effect to any such Restricted Payment.”

The following paragraph under the heading “Repurchase at the Option of Holders—Change of Control” shall be removed in its entirety:

~~In the event that holders of not less than 90% in aggregate principal amount of the outstanding notes accept a Change of Control Offer or Alternate Offer and the Company (or any third party making such Change of Control Offer or Alternate Offer in lieu of the Company as described above) purchases all of the notes held by such holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the notes that remain outstanding, to, but excluding, the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).~~

Schedule II

The following shall replace in its entirety clause (12) under the definition of “EBITDAX”:

“(12) [Reserved]”

The following changes shall be made to the first paragraph of the definition of “Change of Control”:

““Change of Control” means the occurrence of any of the following:

(1)      the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than a Restricted Subsidiary or one or more Permitted Holders (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act))~~, which occurrence is followed by a Rating Decline~~;

(2)      the consummation of any transaction (including any merger or consolidation), the result of which is that (i) any Person (including any “person” (as defined above)), excluding the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent, measured by voting power rather than number of shares, units or the like or (ii) the Sponsors become the Beneficial Owner, directly or indirectly, of more than 75% of the Voting Stock of the Parent in the aggregate, measured by voting power rather than number of shares, units or the like~~, which occurrence is followed by a Rating Decline~~; or

(3)      the Parent ceasing to own directly or indirectly 100% of the Voting Stock of the Company.”

The following changes shall be made to the first sentence of the third paragraph under the definition of “Fixed Charge Coverage Ratio”:

“For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company in accordance with Regulation S-X under the Securities Act.”

The following changes shall be made to clause (1) under the definition of “Permitted Liens”:

“(1)     Liens securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and that are, in each case, secured on a pari passu basis with the Liens securing any outstanding Indebtedness that was permitted to be incurred under such clause;”

The following changes shall be made to clause (22) under the definition of “Permitted Liens”:

“(22)     any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses ~~(1)~~(2) through (21) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).”

The definition of “Rating Decline” shall be removed in its entirety.

All information presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein.

This material is strictly confidential and has been prepared by the Issuer solely for use in connection with the proposed offering of the securities described in the Preliminary Offering Memorandum. This material is personal to each offeree and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire the securities. Please refer to the Preliminary Offering Memorandum for a complete description.

Schedule II

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to (1) persons reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act, and this communication is only being distributed to such persons.

This communication is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or in the United Kingdom.

Any disclaimers or notices that may appear on this Term Sheet below the text of this legend are not applicable to this Term Sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this Term Sheet having been sent via, or posted on, Bloomberg or another electronic mail system.

Schedule II

SCHEDULE III

1.	None.

Schedule III

SCHEDULE IV

Company Guarantors:

•	Penn Virginia Oil & Gas, LLC

•	Penn Virginia Oil & Gas GP LLC

•	Penn Virginia Oil & Gas LP LLC

•	Penn Virginia MC, LLC

•	Penn Virginia MC Energy L.L.C.

•	Penn Virginia MC Gathering Company L.L.C.

•	Penn Virginia MC Operating Company L.L.C.

•	Penn Virginia Resource Holdings, LLC

•	Penn Virginia Oil & Gas, L.P.

Schedule IV

EXHIBIT A

[See attached.]

EXHIBIT B

[See attached.]

EXHIBIT C

FORM OF JOINDER AGREEMENT

[●], 2021

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

As Representative of the Initial Purchasers set forth in Schedule I to the Purchase Agreement

Ladies and Gentlemen:

Reference is made to the Purchase Agreement (the “Purchase Agreement”) dated July 27, 2021 initially among Penn Virginia Escrow LLC, a limited liability company organized under the laws of Delaware (the “Escrow Issuer”), Penn Virginia Holdings, LLC, a limited liability company organized under the laws of Delaware (the “Company”), the Company Guarantors (as defined and named therein) and BofA Securities, Inc., as representative (the “Representative”) of the several initial purchasers named in Schedule 1 thereto (the “Initial Purchasers”), concerning the purchase of the Notes (as defined in the Purchase Agreement) from the Escrow Issuer by the Initial Purchasers. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

Lonestar Resources US Inc., a Delaware corporation, together with its subsidiaries identified in Schedule 1 hereto (collectively, the “Lonestar Guarantors”), each agrees that this Joinder Agreement is being executed and delivered promptly upon the consummation of the Acquisition.

1. Joinder. Each Lonestar Guarantor hereby agrees to be bound by the terms, conditions and other provisions of the Purchase Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if it was originally named as a “Guarantor,” therein and as if such Lonestar Guarantor executed the Purchase Agreement on the date thereof.

2. Representations, Warranties and Agreements of the Lonestar Guarantors. Each Lonestar Guarantor represents and warrants to, and agrees with, the several Initial Purchasers on and as of the date hereof that:

(a) such Lonestar Guarantor has the corporate or organizational power and authority to execute, deliver and perform this Joinder Agreement and to consummate the transactions contemplated hereby and this Joinder Agreement has been duly authorized, executed and delivered by such Lonestar Guarantor;

Exhibit C

(b) the representations, warranties and agreements of such Lonestar Guarantor set forth in the Purchase Agreement are true and correct on and as of the Closing Date.

3. Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by each Lonestar Guarantor.

5. Headings. All headings of this Joinder Agreement are included for convenience of reference only and shall not be deemed a part of this Joinder Agreement.

6. Survival. This Joinder Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Purchase Agreement. Each Lonestar Guarantor acknowledges and agrees that all of the provisions of the Purchase Agreement shall remain in full force and effect.

7. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature to this Joinder Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic sig-nature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Joinder Agreement. Each of the parties to this Joinder Agreement represents and warrants that it has the corporate capacity and authority to execute this Joinder Agreement through electronic means and there are no restrictions for doing so in any of such party’s constitutive documents.

If the foregoing is in accordance with your understanding of our agreement, please indicate your acceptance of this Joinder Agreement by signing in the space provided below, whereupon this Joinder Agreement and the Purchase Agreement will become binding agreements of each Lonestar Guarantor in accordance with their terms.

[Signature page follows]

Exhibit C

Very truly yours,

[●]

By:
Name:
Title:

[Signature Page to Joinder Agreement]